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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[X]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                Pacer Technology
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                PACER TECHNOLOGY
                            9420 Santa Anita Avenue,
                           Rancho Cucamonga, CA 91730
                                 (909)987-0550

                                                                Preliminary Copy

                                October   , 1999

Dear Fellow Shareholder:

     As you know, the Annual Meeting of Shareholders of Pacer Technology is scheduled to be held at 9:00 a.m. on Tuesday, November 16, 1999 at the DoubleTree Hotel, 222 North Vineyard Avenue, Ontario California. At the Annual Meeting the shareholders will elect six persons to serve as directors of Pacer Technology for the ensuing year. The nominees are the four of us, Tom Nightingale, Carl Hathaway, John Hockin and Larry Reynolds, and Geoffrey Tirman and John Merriman. This year, in addition to the election of directors, we will be sharing exciting news about the recent improvements in our operating performance and steps we are taking to enhance shareholder value. As always, you are cordially invited to attend the Annual Meeting and we hope to see you there.

     Earlier this year we made some difficult decisions, including changes in our senior management. With our new management team in place and having implemented a number of corrective actions to overcome problems left by the prior management team, we are starting to see improved results. On October 15, 1999 we announced the highest quarterly earnings and revenues in our history -- $1.0 million of net income, equal to $0.06 per share, and total revenues of $14.3 million -- in the first quarter of fiscal 2000, which ended September 30, 1999. We are pleased to start off the new fiscal year in such a strong fashion and we believe we are again on the right track.

     Unfortunately, two of your directors who we recently added to our board, Messrs. Tirman and Merriman, apparently believe that now is a good time to bring back the old management team of James Munn, Howard Bloom and Robert Cavazos and try to break up and sell your Company. YES, THE SAME MANAGEMENT TEAM WHICH FAILED TO DELIVER ANY RETURN ON SHAREHOLDER'S EQUITY FOR OVER 10 YEARS. To accomplish their ends, Tirman and Merriman intentionally mislead us into believing that they would be supporting the re-election of all of the incumbent directors. Then, only after we mailed our Proxy Statement to you, they launched a sneak attack to:

     (1) Oust us from the Board of Directors and elect individuals to the Board that include Munn and Bloom and two other individuals, Allen D. Barnes and Claude M. Ballard, who own NO shares of and have NO financial stake in our Company and therefore have nothing in common with the shareholders.

     (2) Replace members of our new management team, possibly with members of the failed management team that we fired earlier this year, despite the fact the our new management team, in a matter of a few short months, has led the Company to the highest quarterly revenues and earnings in its history.

     In his effort to achieve these purposes, Tirman and his Committee has sent a letter to the shareholders and filed proxy materials that distort and misrepresent our record as directors of your Company. Therefore, we want to set the record straight.

     - TIRMAN'S CLAIMS THAT YOUR BOARD OF DIRECTORS SUMMARILY REJECTED A $1.95 CASH OFFER FOR THE COMPANY ARE FALSE AND MISLEADING. Here is what Tirman has failed to tell you:

      - At the direction of the Board of Directors, management began negotiations with the prospective buyer in June 1998 and in September 1998 the buyer agreed to pay our shareholders $2.15 per share in cash for the Company. AFTER HAVING OBTAINED AN OPINION FROM AN INDEPENDENT VALUATION FIRM THAT THE PRICE OF $2.15 WAS FAIR, FROM A FINANCIAL STANDPOINT, TO THE SHAREHOLDERS, YOUR BOARD OF DIRECTORS APPROVED THE SALE AT THAT PRICE. However, before a definitive acquisition agreement could be finalized, the buyer unilaterally reneged and told us that it would proceed with the transaction only if we would accept a price of $1.80. The Board carefully considered the reduced price and the
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        comments of the independent valuation firm that a price below $2.00 per share was probably less than our liquidation value; that is, the cash we could expect to net if we were to liquidate and sell off the assets of the Company piecemeal. As a result, all six Board members, including Munn, voted unanimously to reject the reduced price. After our rejection, the buyer reluctantly proposed to increase the price to $1.95, which was still no higher than the liquidation value of your shares.

      - The buyer was structuring the transaction so as to permit Munn, Bloom and Cavazos, and other management employees, to retain shares in the Company, thereby giving them the opportunity to share in any future profits of the Company. By contrast, none of the other shareholders of the Company were to be permitted to retain any of their shares and, as a result, would be denied any participation in its future profits. After giving the matter serious attention, the Board members (with the exception of Munn who abstained) unanimously voted to reject the new offer because in their opinion (i) a price that did not exceed liquidation value was still inadequate, (ii) as structured, the sale would unfairly benefit management, and (iii) there was no assurance that the buyer would not later seek to lower the price once again.

      - Upon learning of the unilateral price reduction by the buyer, Tirman contacted the buyer. He then urged the Board to reject the lower offer, claiming that with his knowledge and contacts, he could get the price of our shares above $2.00. Since Tirman represented one of our largest shareholders, his recommendation was given considerable weight in the Board's decision.

     - TIRMAN'S ASSERTIONS ABOUT THE GRANT OF WARRANTS TO DIRECTORS MISLEADING. What Tirman fails to tell you is that:

      - Warrants were granted to three directors, in 1985 and 1986, nearly 15 years ago, at a time when the Company was near bankruptcy. IN ORDER TO OBTAIN A BANK CREDIT LINE, WHICH THE COMPANY NEEDED IN ORDER TO STAY IN BUSINESS, THESE THREE DIRECTORS VOLUNTARILY PUT THEIR PERSONAL ASSETS AT RISK, FOR THE BENEFIT OF THE COMPANY AND ALL OF THE SHAREHOLDERS, BY AGREEING TO PERSONALLY GUARANTEE THE COMPANY'S BORROWINGS FROM THE BANK. Moreover, they did this not just once, but two more times, as the bank required extensions of their personal guarantees before it would grant extensions of the line of credit that the Company needed. By contrast, Munn, who is one of Tirman's nominees, refused to guarantee the Company's debt. By unanimous vote (including Munn's), the Warrants were awarded to these three directors in return for their having personally guaranteed the Company's debt and saving it from bankruptcy. Also, the Board publicly disclosed all of this information to the shareholders in our proxy statements in 1985 and 1986.

      - The Warrants did no more than entitle these directors to purchase additional Company shares for a price equal to the market value of the shares when the warrants were issued.

      - No options or warrants have been granted to any non-management directors in the past three years.

     We believe that, before casting any votes for Tirman and his group, you should consider whether you want to trust your investment to individuals who have so little regard for the Shareholders that they are willing to withhold the whole truth from you just to further their own personal agendas.

     WHAT YOU SHOULD KNOW ABOUT THE TIRMAN GROUP NOMINEES. Tirman is claiming that his nominees will place the interests of Pacer's shareholders first, and that they have the skills needed to improve the Company's stock price. We urge you, our shareholders, to consider the following facts when determining whether these claims are genuine and whether to place the future of your investment in the hands of Tirman and his hand-picked nominees:

     - TIRMAN GREENMAIL PROPOSAL. Although Tirman claims that he will place the interests of the Shareholders first, HE RECENTLY INFORMED US THAT HE IS PREPARED TO ABANDON THE PROXY CONTEST IF THE COMPANY WILL PURCHASE HIS STOCK FOR A PRICE THAT IS TWICE THE CURRENT MARKET PRICE OF THE COMPANY'S SHARES. IN SHORT, TIRMAN IS PREPARED TO SELL YOU OUT "IF THE PRICE IS RIGHT" FOR HIM PERSONALLY. We unequivocally rejected his proposal. Also, we believe that Tirman has initiated the proxy contest to rid himself of his Pacer shares for personal profit, even if it means abandoning the shareholders whose interests he claims to be championing.

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     - ALLIANCE WITH FAILED MANAGEMENT TEAM. Tirman's nominees include Munn and
       Bloom and one of his supporters is Roberto Cavazos, the members of the failed management team. Tirman is claiming that they have the skills to increase shareholder value. However, at a Board Meeting in February 1999, Munn advised the Board that he was at a loss as to what actions management might take that could lead to an improvement in the Company's stock price. In addition, in early 1999 Tirman, who is now extolling the record of this failed management team, strongly urged the Board to fire Munn. As a result, we think that before casting any vote for Tirman or his other nominees, you should insist that he explain why he now believes Munn and Bloom have the skills to improve the price of our shares, particularly since they had failed to do so during their multi-year tenure as the senior officers of the Company and, just earlier this year, Tirman had urged the Board to fire Munn.

     - LONG-DISTANCE DIRECTORS. Two other of Tirman's nominees, Ballard and Barnes, own NO shares of stock of Pacer and reside and work more than 2,000 miles from our offices. It is difficult to understand how they can contribute to the Company's performance when they lack any financial stake in our Company, know little if anything about our business and are likely to participate in Board proceedings by telephone, more than 2,000 miles away from where the real decisions need to be made.

     - THE TIRMAN AND MERRIMAN PERFORMANCE RECORD. Tirman and Merriman first became directors of Pacer in April 1999. We believe that their record as directors brings into question their commitment your Company and you, the shareholders and their ability to achieve an improvement in our stock price:

      - Since becoming directors, neither Tirman nor Merriman has proposed a single concrete initiative that might lead to improved profitability or increases in our share price and despite Tirman's claims in December 1998 that he could help to get our stock price up, to our knowledge he has taken no actions whatsoever to do so.

      - Contrary to his statements to the Board, Tirman has not found a buyer for the Company at a price exceeding $2.00 per share.

      - Neither Tirman nor Merriman has thought it important enough to personally attend any of the Board meetings or to meet personally with the new management team during the period they have served as directors. Instead their participation in Board meetings has been solely via the telephone.

      - Of the 4 Board meetings held since he became a director, Merriman has attended only 2 meetings, all via the telephone; and in 1 of those 2 meetings he hung up the phone shortly after the meeting was convened. Additionally, we have had to postpone scheduled Board meetings to enable Tirman to participate because apparently he had more important matters to attend to on the originally scheduled meeting dates. If Tirman's nominees are elected to the Board, four of your six directors will reside at substantial distances from the Company's headquarters. We wonder whether these nominees will follow the example of Tirman and Merriman and be absentee or long-distance directors. Maybe they think they are smart enough to, as the saying goes, "just call it in."

      - Tirman has admitted to us that he lied to us to hide the fact that he was planing to initiate a proxy contest in connection with the Annual Meeting and, as indicated above, he has withheld from you what we believe is crucial information, all to further his own interests.

     - TIRMAN'S THREAT TO FIRE PACER'S NEW MANAGEMENT TEAM. We have assembled a knowledgeable and energetic management team comprised of Tom Nightingale, Roger Vanderlaan, Laurence Huff, Amanda Searcy and James Gallagher. They assumed management of our Company after the third quarter of fiscal 1999 when the Company had recorded a net loss of nearly $400,000 under the leadership of Munn, Bloom and Cavazos. Our new management team immediately went to work, implementing corrective actions to improve our profitability. As a result of their efforts, in the first quarter of fiscal 2000 we recorded the highest quarterly profits in our history. The new management team has accomplished, in a period of six months, what the failed management team of Munn, Bloom and Cavazos was unable to do over a period of nearly ten years.

      HOWEVER, TIRMAN AND HIS GROUP HAVE STATED THAT, IF ELECTED, THEY WILL FIRE AT LEAST SOME MEMBERS OF THE NEW MANAGEMENT TEAM. TIRMAN HAS NOT SAID WHO HE HAS IN MIND TO REPLACE THEM AND, FOR ALL WE KNOW,

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      HE MIGHT SELECT MUNN, BLOOM AND CAVAZOS. TIRMAN ALSO APPEARS TO BE
      INDIFFERENT TO THE FACT THAT THREATS SUCH AS THESE ONLY SERVE TO UNDERMINE MORALE AND CREATE UNCERTAINTIES WITHIN OUR COMPANY, WHICH COULD IMPERIL OUR FUTURE SUCCESS. HIS ACTIONS, THEREFORE, ARE HARDLY CONSISTENT WITH HIS CLAIMS THAT HE INTENDS TO PUT THE SHAREHOLDERS FIRST. RATHER, IT APPEARS TO US THAT HIS THREATENED ACTIONS ARE INTENDED TO "REPAY" MUNN, BLOOM AND CAVAZOS FOR THEIR SUPPORT AND TO PUT PRESSURE ON MANAGEMENT TO ACCEPT HIS GREENMAIL PROPOSAL.

     WE ARE BUILDING VALUE. Like you, we are long time shareholders of Pacer and we have devoted countless hours of our time to achieve improvements in Pacer's operating results. As our most recent quarterly results demonstrate, we have assembled a management team that is capable of producing the kinds of improvements in profitability that we believe will result in increases in the price of our shares. WE ARE EXCITED ABOUT THE FUTURE AND BELIEVE THAT, AS A RESULT OF OUR EFFORTS AND THOSE OF OUR NEW MANAGEMENT TEAM, WE ARE POSITIONED TO CREATE AND TAKE ADVANTAGE OF OPPORTUNITIES TO BUILD REAL VALUE FOR OUR SHAREHOLDERS. However, we are concerned that the election of Tirman and his nominees to the Board will undermine the progress we already have made, imperil those opportunities and put your investment in Pacer at risk.

     HOWEVER, YOU HAVE THE POWER TO PREVENT TIRMAN AND HIS HAND-PICKED NOMINEES FROM EXPLOITING AND PUTTING YOUR INVESTMENT IN PACER AT RISK. We have enclosed a new BUFF Proxy Card, and ask that you mark that Card in favor of the election of Messrs. Nightingale, Hathaway, Hockin and Reynolds and that you sign, date and return it to us in the postage paid return envelop that is also enclosed, even if you have already sent us a proxy card, because, under the rules governing proxy contests, only the latest dated proxy cards are counted.

     VOTING OF PROXIES. We intend, at the Annual Meeting, to cumulate the votes represented by all proxies we have received or may receive and to cast and allocate all of those votes solely among Messrs. Nightingale, Hathaway, Hockin and Reynolds, in such proportions as we deem appropriate to obtain the election of as many of our four candidates as is possible.

     If you want to support us and you already have sent us your Proxy Card, you need not send us back another proxy card. If you want your shares voted in a different manner, you still have the right to revoke any proxy you may have previously sent to us, by completing and sending the enclosed Proxy Card back to us containing your voting instructions. Such a later dated Proxy Card will supersede your earlier one.

     WE ALSO URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU MAY RECEIVE FROM THE TIRMAN GROUP, EVEN AS A PROTEST VOTE. DOING SO WILL HAVE THE EFFECT OF NULLIFYING YOUR EARLIER VOTE IN FAVOR OF THE ELECTION OF OUR CANDIDATES.

     If you have any questions or need assistance in completing the WHITE Proxy Card, please call our solicitor: MacKenzie Partners, Inc., toll free, at 1-800-322-2885.

Thank you for your support.

              W. T. Nightingale, III      Carl E. Hathaway
              John G. Hockin, II          Larry K. Reynolds

     DISCRETIONARY AUTHORITY. THE BUFF PROXY CARD CONFERS DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES THEREON (I) TO CUMULATE VOTES CAST ON THE ELECTION OF DIRECTORS AND TO ALLOCATE THOSE VOTES AMONG THE BOARD'S NOMINEES IN SUCH PROPORTIONS AS THOSE INDIVIDUALS DEEM APPROPRIATE, AND (II) TO VOTE AS THEY DEEM APPROPRIATE ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING. IF NO VOTING INSTRUCTION IS GIVEN ON A PROXY CARD, IT WILL BE VOTED IN ACCORDANCE WITH THAT DISCRETIONARY AUTHORITY.

     As a result of the decision of Tirman and his so-called Shareholder's Committee to conduct a proxy contest, Pacer now estimates that it will incur fees in connection with its solicitation of approximately $60,000, which includes fees of $30,000 to Mackenzie Partners Inc. for assistance in soliciting proxies for the Annual Meeting. In addition, Pacer will reimburse Mackenzie Partners for its reasonable expenses.

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     Pacer is soliciting proxies for the election of W. T. Nightingale, III,
Carl E. Hathaway, John G. Hockin II, and Larry K. Reynolds at the Annual Meeting of Shareholders to be held on November 16, 1999 and may solicit revocations of any proxies delivered to Tirman's Committee. Pacer and the following individuals may be deemed to be "participants" in this solicitation of proxies: W. T. Nightingale, III, Carl E. Hathaway, John G. Hockin II, Larry K. Reynolds, James
F. Gallagher, Roger R. Vanderlaan, Laurence Huff and DeVere McGuffin. As of September 27, 1999, those individuals beneficially owned, in the aggregate, [2,766,033] shares of Pacer Common Stock (inclusive of options to purchase shares of Common Stock that were exercisable as of that date or were to become exercisable within 60 days thereafter).

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                      THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF PACER TECHNOLOGY
                       1999 Annual Meeting of Shareholders

         The undersigned shareholder of Pacer Technology, a California corporation (the "Company"), hereby appoints Larry K. Reynolds and John G. Hockin, II and, and each of them acting singly, as proxies and attorneys-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, November 16, 1999, at 9:00 a.m., California time, at the DoubleTree Hotel, Ontario, 222 North Vineyard Avenue, Ontario, California, and at any adjournment or adjournments or postponements thereof, and to vote all Common Shares to which the undersigned would be entitled, if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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THIS PROXY CONFERS DISCRETIONARY AUTHORITY ENTITLING THE NAMED PROXY HOLDERS TO
CUMULATE VOTES AND ALLOCATE THOSE VOTES AMONG ANY NUMBER OF THE NOMINEES NAMED BELOW IN SUCH PROPORTIONS AS THE PROXY HOLDER OR HOLDERS DEEMS APPROPRIATE AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. UNLESS A CONTRARY INSTRUCTION IS GIVEN, THE PROXY HOLDERS MAY VOTE ALL PROXIES RECEIVED BY THEM SOLELY FOR THE ELECTION OF ANY OR ALL OF MESSRS. NIGHTINGALE, HATHAWAY, HOCKIN AND REYNOLDS, EVEN IF THE SHAREHOLDER DOES NOT WITHHOLD HIS OR HER VOTE FOR MESSRS. TIRMAN AND MERRIMAN.

         1. ELECTION OF DIRECTORS

Nominees:   Carl E. Hathaway, John G. Hockin, II, W. T. Nightingale, III,
            Larry K. Reynolds, and Geoffrey Tirman  and D. Jonathan Merriman

                     FOR                  WITHHOLD
                     ---                  --------

                     [ ]                     [ ]

            To withhold authority for any of the above nominees, please strike through that nominee's name above or write his name in the space below.


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         2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(This Proxy should be marked, dated, signed by the shareholders) exactly as his name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature:___________________________________             Date __________ , 1999


Signature:___________________________________             Date __________ , 1999

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